Exhibit 99.1

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	July 30, 2016 (Unaudited)	January 30, 2016	August 1, 2015 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,426	$6,969	$9,946
Accounts receivable	4,368	3,896	3,608
Landlord receivable	5,751	3,805	2,561
Income taxes receivable	1,344	2,746	11,001
Merchandise inventories	110,472	106,566	118,889
Deferred income taxes	4,965	5,077	2,896
Prepaid expenses and other current assets	9,470	8,096	9,985

Total current assets	145,796	137,155	158,886
PROPERTY AND EQUIPMENT, net	92,421	86,375	86,955
INTANGIBLE ASSETS, net	1,820	1,820	1,820
OTHER ASSETS, net	3,711	3,822	3,563

TOTAL ASSETS	$243,748	$229,172	$251,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$73,387	$66,393	$79,436
Accrued expenses	29,990	30,151	27,235
Current portion of long-term debt, net	36,921	18,390	31,711

Total current liabilities	140,298	114,934	138,382

NONCURRENT LIABILITIES:
Long-term debt, less current portion, net	26,484	27,345	28,145
Deferred rent	36,582	33,522	31,640
Deferred income taxes	12,720	18,130	16,318
Other liabilities	318	347	237

Total noncurrent liabilities	76,104	79,344	76,340

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,711	54,601	54,542
Accumulated deficit	(27,385)	(19,727)	(18,060)

Total stockholders’ equity	27,346	34,894	36,502

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$243,748	$229,172	$251,224

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	26 Weeks Ended July 30, 2016 (Unaudited)	26 Weeks Ended August 1, 2015 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,702)	$(2,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8,807	8,083
Write-off of deferred financing fees related to extinguishment of debt	—	1,722
Deferred tax valuation allowance	545	—
Share-based compensation expense, net of forfeitures	302	640
Amortization of deferred financing fees	132	355
Loss on retirement / sale of property and equipment	101	23
Deferred tax asset shortfall related to share-based compensation expense	(192)	—
Deferred income taxes	(5,843)	681
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(1,016)	(3,156)
Merchandise inventories	(3,906)	(24,419)
Prepaid expenses and other current assets	(1,373)	(1,450)
Other assets	111	80
Accounts payable	6,994	15,087
Deferred rent	3,060	(3,741)
Accrued expenses and other liabilities	(1,002)	(2,109)

Net cash used in operating activities	(982)	(10,861)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(17,895)	(8,038)
Proceeds from sale-leaseback transactions	3,752	2,412
Cash received on sale of property and equipment	44	—
Proceeds from insurance settlement	—	21

Net cash used in investing activities	(14,099)	(5,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	116,500	111,850
Repayments on revolving line of credit	(98,038)	(92,502)
Proceeds from secured term loan	—	30,000
Payment of long-term debt	(924)	(29,518)
Payment of debt issuance costs	—	(783)
Payment penalty on early extinguishment of debt	—	(292)
Dividends paid	—	(8)
Proceeds from the exercise of stock options	—	31

Net cash provided by financing activities	17,538	18,778

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,457	2,312
CASH AND CASH EQUIVALENTS, Beginning of period	6,969	7,634

CASH AND CASH EQUIVALENTS, End of period	$9,426	$9,946